Exhibit 10.2

PENN NATIONAL GAMING, INC.

PERFORMANCE SHARE PROGRAM II

COMBINATION AWARD CERTIFICATE

This COMBINATION AWARD CERTIFICATE (the “Award Certificate”) represents the Award of Restricted Stock and Phantom Stock Units made as of [       ] by Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), to [          ] (“Participant”).

On [       ] (the “Date of Grant”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), made an Award of (a) [       ] shares of Restricted Stock with performance-based requirements (the “Performance Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (b)  [       ] Phantom Stock Units with performance-based requirements.  Each vested Phantom Stock Unit is payable in cash in an amount equal to the fair market value of one share of Common Stock, determined at the end of the Award Period.  You have no right to receive shares of Common Stock of the Company under the Phantom Stock Unit portion of this Award.

The Performance Shares and Phantom Stock Units are granted under and subject to the terms and conditions of the Penn National Gaming, Inc. 2018 Long Term Incentive Compensation Plan, as amended (the “LTIP”), and the Performance Share Program II (the “Program”) adopted by the Committee under the LTIP on [      ] 2019.  Copies of the Program, the LTIP and the related prospectus are available on [link/reference].  All capitalized terms used in this Award Certificate without definition have the meanings set forth in the Program or the LTIP.

1.                                      Award Period; Performance Periods, Restriction Period and Performance Goals.

The Award Period with respect to this Award began on January 1, 20  , and continues for three years until December 31, 20  .  The Award Period consists of three separate Performance Periods, and the number of Performance Shares and Phantom Stock Units are evenly divided among the three Performance Periods.  The Restriction Period applicable to this Award began on the Date of Grant and extends until [         , 20  ].

The Performance Goals for the first Performance Period are set forth below.  For each of the second and third Performance Periods, the Committee or its designee will establish the Performance Goals for such Performance Period and they will be communicated to you by the Company as an addendum to this Award Certificate.

First Performance Period	January 1, 20 to December 31, 20

Performance Goal #1: Achievement of Synergies ( %)

Threshold Performance for Synergies	$ (85%)

Target Performance for Synergies	$ (100%)

Maximum Performance for Synergies	$ (115%)

Performance Goal #2: Achievement of Adjusted EBITDA After Lease Payments ( %)

Threshold Performance for Adjusted EBITDA After Lease Payments	$ (85%)

Target Performance for Adjusted EBITDA After Lease Payments	$ (100%)

Maximum Performance for Adjusted EBITDA After Lease Payments	$ (115%)

For purposes of this Award Certificate, “Synergies” means the levels of cost savings specified by the Committee achieved during the Performance Period due to the Company’s efforts to reduce redundant costs and increase efficiencies after the merger of the Company with Pinnacle Entertainment.  Synergies will be tracked at the department level and at the corporate level against actual expenses incurred during the 20   calendar year.  Tracked expenses and cost savings include, but are not limited to, those related to employee headcount and payroll, contracts (corporate and property procurement), consulting arrangements, healthcare, marketing and corporate.

“Adjusted EBITDA After Lease Payments” means, on an annual basis, the Company’s Adjusted EBITDAR less Lease Payments, as calculated and adjusted by the Committee in its discretion.

“Adjusted EBITDAR” means the Company’s earnings before interest income and expense, income taxes, depreciation and amortization, rent expense associated with triple net operating leases (e.g., VICI and Greektown Leases), stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, pre-opening and acquisition costs, and other income or expenses.  Adjusted EBITDAR is also inclusive of income or loss from unconsolidated affiliates, with the Company’s share of non-operating items (such as depreciation and amortization) added back for its joint venture in Kansas Entertainment.  Adjusted EBITDAR excludes payments associated with Gaming and Leisure Properties, Inc. (GLPI) as these leases are accounted for as financing obligations.  In addition, objective adjustments shall be made in determining Adjusted EBITDAR for items that will not properly reflect the Company’s operating segments’ financial performance, such as non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, severance expenses, litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations, other non-routine items and acquisitions and dispositions during the performance period. Consistent with the foregoing and as permitted under applicable tax guidance, the Company shall adjust the performance goals to reflect corporate transactions involving the Company such as a recapitalization, merger, or spinoff.

“Lease Payments” means lease payments made to the Company’s real estate investment trust (REIT) landlords under its triple net leases.

2.                                      Determination of Earned Performance Shares and Performance Payments Under Phantom Stock Units.

Within 90 days after the end of each Performance Period, the Committee will determine whether, and to what extent, the Performance Goals are achieved for such Performance Period.  The Performance Goals for each Performance Period are measured separately.  Performance Shares and Phantom Stock Units will be credited to your account for each Performance Period, as follows even if the Performance Goals in a different Performance Period are not reached or are achieved at a different level:

•                                          If the Performance Goals are achieved at less than the Threshold Performance level, no Performance Shares or Phantom Stock Units are credited to the Participant;

•                                          If the Performance Goals are achieved at the Threshold Performance level, the number of Performance Shares and Phantom Stock Units credited for such Performance Period shall be 50% of one-third of the Award Target applicable to such Performance Period;

•                                          If the Performance Goals are achieved at the Target Performance level, the number of Performance Shares and Phantom Stock Units credited for such Performance Period shall be 100% of one-third of the Award Target applicable to such Performance Period;

•                                          If the Performance Goals are achieved at or above the Maximum Performance level, the number of Performance Shares and Phantom Stock Units credited for such Performance Period shall be 150% of one-third of the Award Target applicable to such Performance Period;

•                                          If the Performance Goals are achieved at an amount between 85% (Threshold Performance level) and 100% (Target Performance level), or between 100% (Target Performance level) and 115% (Maximum Performance level), the number of credited Performance Shares and Phantom Stock Units shall be determined in accordance with straight line interpolation and adjusted accordingly.  For example, if one-third of Award Target constitutes 8,000 Performance Shares and 8,000 Phantom Stock Units, and the Performance Goals are achieved at a 110% level, then the 10,860 Performance Shares and 10,860 Phantom Stock Units would be credited for that Performance Period;

•                                          Each Performance Goal will be determined independently.  For example, if the Synergies Performance Goal is achieved at the Target Performance level, and the Adjusted EBITDA After Lease Payments Performance Goal is achieved at the Maximum Performance level, the Performance Goals will be determined to have been achieved at the midpoint between Target and Maximum Performance (107.5%).

Any Performance Shares and Phantom Stock Units credited to your account for a Performance Period will remain subject to the Restriction Period until the end of the Restriction Period, unless the forfeiture restrictions lapse earlier as described below.  At the end of the Restriction Period, Performance Payments will be made with respect to the Phantom Stock Units credited to your account.

3.                                      Forfeiture Restrictions and Lapse of Forfeiture. Your Performance Shares will remain as Restricted Stock until the end of the Restriction Period.  You must remain employed by the Company or any of its subsidiaries until the end of the Restriction Period, or the Performance Shares, whether or not credited, and the performance-based Phantom Stock Units will be forfeited.  Such forfeiture restrictions will lapse, and a designated portion of your Performance Shares will vest and be issued, and Performance Payments will be made with respect to a designated portion of your Phantom Stock Units, if one of the following events occurs:  involuntary Termination of Service without Cause; death or Disability; Retirement from service; or a Termination of Service following a Change of Control according to the LTIP.  The Program and LTIP describe the impact of these events on your Award.

4.                                      Share Certificates and Phantom Stock Units.  In accordance with the LTIP, the Performance Shares will be issued as outstanding shares of Common Stock and credited to your account following each Performance Period.  You will be entitled to vote and receive dividend equivalents, if and when declared, on such Performance Shares once credited to your account; however, the Company will retain the Performance Shares in escrow until the Restriction Period is ended.

Also in accordance with the LTIP, Phantom Stock Units will be credited to your account after the end of each Performance Period based on the level of achievement for that Performance Period.  A Performance Payment will be made after the end of the Restriction Period based on the Phantom Stock Units credited to your account, and based on the value of such Phantom Stock Units at the time of payment.  You will not have any rights as a shareholder with respect to any Phantom Stock Unit.

5.                                      Survival of Terms.  As consideration for the receipt of the Award described herein, the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors are bound by the terms of this Award Certificate.

6.                                      Representations.  Participant has reviewed with his or her own tax advisors the Federal, state, local and foreign tax consequences of this Award.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award.

7.                                      Award Certificate Not a Contract of Employment.  Neither this Award Certificate nor any other action taken pursuant to this Award Certificate shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an employee of or consultant to the Company or any parent, subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

8.                                      Authority of the Board.  The Committee and the Board each have full authority to interpret and construe the terms of this Award Certificate.  The determination of the Committee or the Board as to any such matter of interpretation or construction shall be final, binding and conclusive.

9.                                      Restrictions on Transferability.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Performance Shares or performance-based Phantom Stock Units by any holder thereof will be valid, and the Company will not transfer any of said Performance Shares or performance-based Phantom Stock Units on its books unless and until the Restriction Period ends, except to the estate of or guardian, executor or other duly authorized personal representative of the Participant.

10.                               Amendment.  Any amendment, revision or addendum to this Award Certificate that adversely affects the rights of the Participant under this Award shall require the approval of the Participant.

11.                               Governing Law.  This Award Certificate shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to such state’s choice of law provisions, except as superseded by applicable federal law.

PENN NATIONAL GAMING, INC.

By:
Name:
Title:

ADDENDUM TO
PERFORMANCE SHARE PROGRAM II
COMBINATION AWARD CERTIFICATE

                         , 20

On             , 20    , the Compensation Committee of the Board of Directors of Penn National Gaming, Inc. (the “Company”) approved the second Performance Period Performance Goals under your Combination Award made on             , 20     (the “Award”).  The Performance Goals are:

Second Performance Period	January 1, 2020 to December 31, 2020

All other terms of the Award remain in full force and effect.  This Addendum supplements the Award.

ADDENDUM TO
PERFORMANCE SHARE PROGRAM II
COMBINATION AWARD CERTIFICATE

                         , 20

On             , 20    , the Compensation Committee of the Board of Directors of Penn National Gaming, Inc. (the “Company”) approved the third Performance Period Performance Goals under your Combination Award made on             , 20     (the “Award”).  The Performance Goals are:

Third Performance Period	January 1, 2021 to December 31, 2021

All other terms of the Award remain in full force and effect.  This Addendum supplements the Award.